Exhibit (h)(2)

FIRST AMENDMENT TO ADMINISTRATION AGREEMENT

This First Amendment, dated as of March 19, 2015 (the “First Amendment”), is entered into by and among Plan Investment Fund, Inc. (“Investment Company”), and BCS Financial Services Corporation (the “Administrator”).

WHEREAS, Investment Company and Administrator entered into an Administration Agreement dated April 21, 2014 (the “Agreement”); and

WHEREAS, the Agreement contemplates that from time to time, the Agreement may be amended; and

WHEREAS, the parties hereto wish to amend the Agreement to revise the term of the Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1.                                      Section 7 is replaced entirely with the following:

7.                                TERM AND TERMINATION.  This Agreement shall continue in effect until either party terminates the Agreement in accordance with this Section 7.  This Agreement may be terminated by the Investment Company at any time, without the payment of any penalty, by the Trustees of the Investment Company or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Investment Company, upon not less than six (6) month’s written notice to the Administrator, or by the Administrator at any time, without the payment of any penalty, on not less than ninety (90) days’ written notice to the Investment Company.  Notwithstanding the above, this Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

2.                                      Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

3.                                      This First Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

4.                                      This First Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of Illinois.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto has caused this First Amendment to be duly executed and delivered with effect from the date first above written.

INVESTMENT COMPANY:

PLAN INVESTMENT FUND, INC.

By:	/s/ Susan A. Pickar
Name:	Susan A. Pickar
Title:	President and Chief Executive Officer

ADMINISTRATOR:

BCS FINANCIAL SERVICES CORPORATION

By:	/s/ Terry M. Hackett
Name:	Terry M. Hackett
Title:	Senior Vice President, General Counsel and Secretary